Exhibit 5.3

Atlanta, GA Charleston, SC Charlotte, NC Columbia, SC Greenville, SC Raleigh, NC Spartanburg, SC Washington, D.C.

May 8, 2025

Viatris Inc. Mylan Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317

Re:            The Registration Statement (as defined below)

Ladies and Gentlemen:

We are Pennsylvania counsel to Mylan Inc., a Pennsylvania corporation (“Company”), and have been asked to prepare and deliver this opinion letter in connection with the Company’s proposed guarantees (collectively, “Debt Securities Guarantees”) of debt securities (collectively, “Debt Securities”) to be issued from time to time by Viatris Inc., a Delaware corporation (“Issuer”), pursuant to a form of senior debt indenture (“Senior Debt Indenture”), a form of subordinated debt indenture (“Subordinated Debt Indenture”), and a form of junior subordinated debt indenture (together with the Senior Debt Indenture and the Subordinated Debt Indenture, collectively, the “Indenture”) that were filed with the United States Securities and Exchange Commission (“SEC”) as exhibits to the registration statement on Form S-3 (“Registration Statement”) filed by the Issuer and the Company on May 8, 2025. We have prepared this opinion letter in our narrow capacity as Pennsylvania counsel to the Company, and we have not represented the Company in connection with the negotiation, documentation or performance of the Indenture, the Registration Statement or any other matter relating thereto.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation, as Amended, of the Company, as certified by the Pennsylvania Secretary of State as of May 2, 2025 (“Articles”); (ii) the Third Amended and Restated Bylaws, as Amended, of the Company (“Bylaws” and collectively with the Articles, “Charter Documents”); (iii) the Registration Statement for the limited purposes of providing the opinions contained herein and confirming the statements set forth in the final paragraph of this opinion letter; (iv) the Indenture; (v) certain resolutions adopted by the Company’s Board of Directors (“Board Resolutions”); (vi) a certificate of subsistence (“Certificate of Subsistence”) with respect to the Company issued by the Pennsylvania Secretary of State as of May 2, 2025; and (vii) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

Parker Poe Adams & Bernstein LLP 620 South Tryon Suite 800 Charlotte, NC 28202 t 704.372.9000 f 704.334.4706 www.parkerpoe.com

May 8, 2025

We have assumed the genuineness of all signatures (and the authority of all signatories), the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or electronic copies, and the authenticity of the originals of all documents submitted to us as copies.

As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon a certificate of the Assistant Secretary of the Company, although we advise you that nothing has come to our attention that has caused us to believe that such reliance is unwarranted.

In rendering the opinions set forth herein, whenever a statement or opinion herein is qualified by “to our knowledge,” “known to us” or by words of similar import, it is intended to indicate that, during the course of our representation of the Company, no information has come to the attention of those lawyers in our firm who have rendered substantive legal services to the Company that gives us actual knowledge of the inaccuracy of such statement or opinion. Except as specifically set forth herein, we have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company.

Based upon and subject to the foregoing, and to the limitations and qualifications described below, we are of the opinion that:

1.            The Company is a corporation presently subsisting under the laws of the Commonwealth  of Pennsylvania.

2.            The Company has the requisite corporate power and authority to execute, deliver and  perform the Indenture, including the Debt Securities Guarantees, and to consummate the transactions contemplated thereby.

3.            The execution and delivery of the Indenture, including the Debt Securities Guarantees, have been duly authorized by the Company.

4.            The execution, delivery and performance by the Company of the Indenture, including the Debt Securities Guarantees, and the consummation by the Company of the transactions contemplated thereby, do not and will not result in a violation of the Charter Documents.

Our opinions expressed above are subject to the following additional limitations, exceptions, qualifications and assumptions:

A.                  The opinions expressed above are limited to the laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the laws of any other state or jurisdiction.

B.                  For purposes of the opinion set forth in paragraph 1 above as to the present subsistence of the Company, we have relied solely upon the Certificate of Subsistence.

Parker Poe Adams & Bernstein LLP 620 South Tryon Suite 800 Charlotte, NC 28202 t 704.372.9000 f 704.334.4706 www.parkerpoe.com

May 8, 2025

C.                  We have assumed that the members of the Company’s Board of Directors have complied with applicable fiduciary duties in connection with the authorization and performance of the Indenture, including the Debt Securities Guarantees, and the consummation by the Company of the transactions contemplated thereby.

D.                  We have assumed that at the time of execution and delivery by the Company of the Indenture and since May 8, 2025, (i) the Charter Documents will not have been amended in any way and remain in full force and effect; (ii) the Board Resolutions will not have been amended in any way and remain in full force and effect, and constitute the only resolutions of the Board of Directors of the Company with respect to the Indenture and the transactions contemplated therein; and (iii) the Certificate of Subsistence remains accurate.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used, nor is it to be filed with any governmental agency or any other person other than the SEC, without our express written consent.

Very truly yours,
/s/ Parker Poe Adams & Bernstein LLP

Parker Poe Adams & Bernstein LLP 620 South Tryon Suite 800 Charlotte, NC 28202 t 704.372.9000 f 704.334.4706 www.parkerpoe.com